Exhibit (a)(1)(F)

COOPER-STANDARD HOLDINGS INC.

OFFER TO PURCHASE FOR CASH

UP TO 4,651,162 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF $43.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MAY 2, 2013, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

April 5, 2013

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 5, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the Offer by Cooper-Standard Holdings Inc., a Delaware corporation (“Cooper Standard” or the “Company”), to purchase for cash up to 4,651,162 shares of its common stock, par value $0.001 per share (the “Shares”), at a purchase price of $43.00 per Share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. Unless the context requires otherwise, all references to Shares shall refer to the shares of common stock, par value $0.001 per share, of Cooper Standard. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

The Offer is not conditioned on the receipt of financing. The Offer, however, is conditioned upon a minimum number of 2,906,976 Shares being properly tendered and not properly withdrawn and is subject to other conditions set forth in the Offer to Purchase.

Cooper Standard will purchase all Shares properly tendered and not properly withdrawn upon the terms and subject to the conditions set forth in the Offer, including the provisions relating to “odd lot” priority, proration and conditional tenders described in the Offer to Purchase. Shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the shareholders who tendered such Shares promptly after the Expiration Date.

Cooper Standard expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable law. See Section 1 of the Offer to Purchase.

Subject to the minimum tender condition described above, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date is less than or equal to 4,651,162 Shares, the Company will, subject to applicable law and upon the terms and subject to the conditions of the Offer, purchase all shares so tendered.

As described in the Offer to Purchase, if more than 4,651,162 Shares, or such greater number of Shares as Cooper Standard may elect to purchase, subject to applicable law, are properly tendered and not properly withdrawn, Cooper Standard will purchase Shares in the following order of priority:

First, Cooper Standard will purchase all Odd Lots of less than 100 Shares from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference); second, after purchasing all the Odd Lots that were properly tendered, Cooper Standard will purchase Shares from all other shareholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until Cooper Standard has acquired 4,651,162 Shares; and third, only if necessary to permit Cooper Standard to purchase 4,651,162 Shares (or such greater number of Shares as Cooper Standard may elect to purchase, subject to applicable law), Cooper Standard will purchase Shares from shareholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, Cooper Standard may not purchase all of the Shares that you tender. See Sections 1 and 6 of the Offer to Purchase.

WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. Shares may be tendered at the Purchase Price, as indicated in the attached Instruction Form, net to the seller in cash, less any applicable withholding taxes and without interest.

2. The Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on May 2, 2013, unless the Offer is extended by Cooper Standard.

3. The Offer is not conditioned on the receipt of financing. The Offer, however, is conditioned on a minimum number of 2,906,976 Shares being properly tendered and not properly withdrawn and is subject to other conditions. See Section 7 of the Offer to Purchase.

4. The Offer is for 4,651,162 Shares which, constitutes approximately 27.4% of our outstanding Shares on an undiluted basis, or approximately 21.0% of our outstanding Shares on a fully-diluted basis, in each case, as of March 31, 2013.

5. Neither Cooper Standard nor any of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer.

6. The Purchase Price will be paid net to the tendering shareholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in the Offer to Purchase, stock transfer taxes on the purchase of Shares by Cooper Standard in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such brokers or other nominees and not directly to the Depositary.

If you wish to have us tender any or all of your Shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instruction Form.

Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Shares residing in any jurisdiction within the United States in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction. Cooper-Standard Holdings Inc. may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Cooper-Standard Holdings Inc. by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Cooper-Standard Holdings Inc.

INSTRUCTIONS FORM

With Respect to the Offer by

COOPER-STANDARD HOLDINGS INC.

to Purchase for Cash Up to 4,651,162 Shares

of its Common Stock, Par Value $0.001 Per Share,

at a Purchase Price of $43.00 Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 5, 2013, and the related Letter of Transmittal (which together, as they may be supplemented or amended from time to time, constitute the “Offer”) in connection with the Offer by Cooper-Standard Holdings Inc., a Delaware corporation (“Cooper Standard”), to purchase for cash up to 4,651,162 shares of its common stock, par value $0.001 per share (the “Shares”), at a price of $43.00 per Share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest. Unless the context requires otherwise, all references to Shares shall refer to the shares of common stock, par value $0.001 per share, of Cooper Standard.

This Instructions Form will instruct you to tender to Cooper Standard the number of Shares indicated below or, if no number is indicated below, all Shares which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES BEING TENDERED HEREBY:                      SHARES*

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

ODD LOTS

(See Instruction 13 of the Letter of Transmittal)

This section is to be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐	By checking this box, the undersigned represents that the undersigned owns, whether beneficially or of record, an aggregate of fewer than 100 shares and is tendering all of those Shares.

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CONDITIONAL TENDER

(See Instruction 12 of the Letter of Transmittal)

A tendering shareholder may condition his or her tender of Shares upon Cooper Standard purchasing a specified minimum number of the Shares tendered, as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of Shares you indicate below is purchased by Cooper Standard pursuant to the terms of the Offer, none of the Shares tendered by you will be purchased. It is the tendering shareholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Each shareholder is urged to consult with his or her own financial tax advisor with respect to the advisability of making a conditional offer before completing this section. No assurances can be provided that a conditional tender will achieve the intended United States federal income tax result for any shareholder tendering Shares. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of Shares that must be purchased from me, if any are purchased from me, is: Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, Cooper Standard may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her Shares and checked this box:

☐	The tendered Shares represent all Shares held by the undersigned.

SIGN HERE

Account Number:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

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